CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

RE: Consent to be named in the S-8 Registration Statement of thatlook.com, SEC File No.0-23905, to be filed on or about August 1, 2000, covering the registration and issuance of common stock to two individual consultants

We hereby consent to the use of our report prepared for thatlook.com, Inc. for the year ended December 31, 1999, dated February 4, 2000 (except for Note 14, which is dated March 9, 2000), in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Lazar Levine & Felix LLP

Lazar Levine & Felix LLP

August 1, 2000

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